EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-169695) and Forms S-3ASR (333-178639 and 333-172716) of Visteon Corporation of our report dated February 27, 2012 relating to the consolidated financial statements and financial statement schedule at December 31, 2011 and 2010 and for year ended December 31, 2011 and the three-months ended December 31, 2010, and the effectiveness of internal control over financial reporting of Visteon Corporation (“Successor”) at December 31, 2011, and of our report dated March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 22, as to which the date is August 4, 2011, and the presentation of the guarantor subsidiaries condensed financial information discussed in Note 23, as to which the date is November 10, 2011, relating to the consolidated financial statements and financial statement schedule of Visteon Corporation (“Predecessor”) for the nine-months ended October 1, 2010 and for the year ended December 31, 2009, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Detroit, Michigan
February 27, 2012